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                           EXHIBIT 2.3

       Agreement and Plan of Merger, dated August 28, 1997

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                                                                   EXHIBIT 2.3

                             AGREEMENT AND PLAN OF MERGER


    THIS AGREEMENT AND PLAN OF MERGER is dated as of August 28, 1997, by and between PROJECT Z CORPORATION, a Delaware corporation ("Merger Sub"), and AVID CORPORATION, a Pennsylvania corporation (the "Company").

                                   R E C I T A L S

    A. Merger Sub's authorized stock consists of 100 shares of common stock, of One Cent ($.01) par value each, all of which shares are issued and outstanding.

    B. Triangle Pharmaceuticals Inc., a Delaware corporation ("Parent"), is the owner of all of the issued and outstanding capital stock of Merger Sub.

    C. The Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Reorganization, dated as of June 30, 1997 (the "Reorganization Agreement"), which contemplates the merger of Merger Sub with and into the Company (the "Merger") in accordance with this Agreement and Plan of Merger.

    D. The respective Boards of Directors of Merger Sub and the Company deem it advisable and in the best interest of each such corporation and their respective shareholders that Merger Sub be merged with and into the Company as provided herein and in the Reorganization Agreement, and they have accordingly adopted resolutions approving the Reorganization Agreement and this Agreement and Plan of Merger.

    E. The Parent, as the sole shareholder of Merger Sub, has approved this Agreement and Plan of Merger in accordance with the laws of the State of Delaware, and the shareholders of the Company have approved this Agreement and Plan of Merger in accordance with the laws of the Commonwealth of Pennsylvania and the Articles of Incorporation of the Company at a special meeting of the shareholders of the Company.

    Capitalized terms not otherwise defined herein shall have the meanings given them in the Reorganization Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

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                                      ARTICLE I.
                                      THE MERGER

    At the Effective Time (as defined in Article V hereof), Merger Sub shall be merged with and into the Company (sometimes referred to herein as the "Surviving Corporation"), which shall continue to be a domestic business corporation governed by the laws of the Commonwealth of Pennsylvania and the separate corporate existence of Merger Sub shall thereupon cease. The Merger shall be completed pursuant to the provisions of and shall have the effect provided in, the applicable provisions of the Delaware General Corporation Law and the Pennsylvania Business Corporation Law ("Pennsylvania Law"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                     ARTICLE II.
                        ARTICLES OF INCORPORATION AND BY-LAWS

    At the Effective Time, the Restated Articles of Incorporation of the Company, attached as Exhibit A hereto, shall be the Articles of Incorporation of the Company as the Surviving Corporation, until duly amended in accordance with law.

    At the Effective Time, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Company as the Surviving Corporation, until duly amended in accordance with law.


                                     ARTICLE III.
                                DIRECTORS AND OFFICERS

    The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

                                     ARTICLE IV.
               CONSIDERATION AND MANNER AND BASIS OF CONVERTING SHARES

    A. CONSIDERATION TO BE ISSUED. The consideration to be issued by Parent in the Merger (the "Merger Consideration") shall be the Cash Consideration (as defined in Section IV.A.1 below) plus the Stock
Consideration (as defined in Section IV.A.2 below).

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         1.   CASH CONSIDERATION.  The "Cash Consideration" shall be
$1,250,000 less the amount of (i) the Severance Payments (as defined in Section 4.1(n) of the Reorganization Agreement), (ii) the Bridge Debt (as defined in Section 4.1(m) of the Reorganization Agreement) and (iii) the Unpaid Company Liabilities (as defined in Section 5.19 of the Reorganization Agreement). The portion of the Cash Consideration, if any, remaining after deduction of all of the Third Party Expenses (as defined in Section 5.5 of the Reorganization Agreement) of the Company (the "Cash Distribution") and after Parent withholds the Assumed Option Amount (as defined in Section IV.C.3 below) and the Assumed Warrant Amount (as defined in Section IV.C.4) below), shall be paid to the Exchange Agent (as defined in Section IV.E.1 below) within ten (10) business days after the Closing for distribution pursuant to Section IV.E.2 below.

         2. STOCK CONSIDERATION. The "Stock Consideration" shall be the number of shares of Parent Common Stock equal to the sum of (x) the First Payment (as defined in Section IV.A.2.a below), plus (y) the Milestone Payments (as defined in Section IV.A.2.b below).

              a. FIRST PAYMENT. The "First Payment" shall be 400,000 shares of Parent Common Stock which Parent shall deliver into an escrow account within ten (10) business days after the Closing as set forth in
Section IV.E.2 below.

              b. MILESTONE PAYMENTS. The "Milestone Payments" are the number of shares of Parent Common Stock, if any, that Parent is required to deliver to the Exchange Agent pursuant to this Section IV.A.2.b.

                   (i) In the event that Parent, in its sole discretion, (x) Initiates (as defined in Section 1.6(b)(iii) of the Reorganization Agreement) a Definitive Clinical Trial (as defined in Section 1.6(b)(iii) of the Reorganization Agreement) with the Lead Compound (as defined in Section 1.6(b)(iii) of the Reorganization Agreement), or (y) notifies the Securityholder Agent (as defined in Section 7.2(g) of the Reorganization Agreement) in a writing that specifically references Section 1.6(b)(ii)(A) of the Reorganization Agreement of its election to continue the development of the Lead Compound even if Parent has not Initiated a Definitive Clinical Trial with the Lead Compound, Parent shall within seventy-five (75) days thereafter make available to the Exchange Agent (as defined in Section IV.E.1 below) for distribution pursuant to Section IV.E below, 1,600,000 shares of Parent Common Stock.

                   (ii) If neither of the conditions described in Section IV.A.2.b.(i) above is satisfied on or prior to eighteen (18) months after the Closing Date and the Securityholder Agent elects not to exercise the Lead Compound Option (as defined in Section 5.17 of the Reorganization Agreement) within the thirty (30) day period set forth in Section 5.17 of the Reorganization Agreement, Parent shall within seventy-five (75) days thereafter make available to the Exchange Agent for distribution pursuant to
Section IV.E below, 100,000 shares of Parent Common Stock.

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                   (iii)     If one of the conditions described in Section
IV.A.2.b(i) above is satisfied and thereafter a New Drug Application ("NDA") is approved by the United States Food and Drug Administration ("FDA") for the Lead Compound in accordance with Section 1.6(b)(ii)(C) of the Reorganization Agreement, Parent shall within ten (10) business days thereafter make available to the Exchange Agent for distribution pursuant to Section IV.E below, 250,000 shares of Parent Common Stock.

                   (iv) If one of the conditions described in Section IV.A.2.b(i) above is satisfied and thereafter an NDA is approved by the FDA for the Lead Compound in accordance with Section 1.6(b)(ii)(D) of the Reorganization Agreement, Parent shall within ten (10) business days thereafter make available to the Exchange Agent for distribution pursuant to
Section IV.E below, 250,000 shares of Parent Common Stock.

                   (v) If neither of the conditions described in Section IV.A.2.b(i) above is satisfied and thereafter an NDA is approved by the FDA for the Lead Hepatitis Compound (as defined in Section 1.6(b)(iii) of the Reorganization Agreement), Parent shall within ten (10) business days thereafter make available to the Exchange Agent for distribution pursuant to
Section IV.E below, 250,000 shares of Parent Common Stock.

    B. DISTRIBUTION OF MERGER CONSIDERATION. The Merger Consideration, when distributed by the Exchange Agent pursuant to Section IV.E below, shall be distributed as follows:

         1. DISTRIBUTION OF CASH DISTRIBUTION. The Cash Distribution (other than the portion of the Cash Distribution withheld by Parent for the Assumed Option Amount and the Assumed Warrant Amount) shall be distributed ratably among the holders of the Company Common Stock in proportion to the number of shares of Company Common Stock held by each holder. The portion of the Cash Distribution withheld by Parent for the Assumed Option Amount and the Assumed Warrant Amount shall be delivered by Parent to the Exchange Agent at the same time that Parent delivers shares of Parent Common Stock, if any, issued pursuant to Section IV.A.2.b(i) or (ii) above, and such portion of the Cash Distribution shall be distributed, after the expiration of the Assumed Options and the Assumed Warrants, among the holders of Assumed Options and Assumed Warrants who timely and properly exercise their Assumed Options and Assumed Warrants so that such holders receive the portion of the Cash Distribution that they would have received had they exercised their Assumed Options and Assumed Warrants immediately prior to the Effective Time. Any portion of the Cash Distribution withheld by Parent for the Assumed Option Amount and the Assumed Warrant Amount not required to be distributed pursuant to the preceding sentence shall be added to and be distributed as part of the Designated Assets (as defined in Section IV.B.2 below). Notwithstanding anything to the contrary in this Agreement and Plan of Merger, in no event shall any holder receiving a portion of the Cash Distribution distributed pursuant to this Section IV.B.1 be required to pay any portion of such Cash Distribution to any other holder

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of Company Common Stock or Company Preferred Stock on account of the distribution arrangements described in Section IV.B.2 below.

         2.   DISTRIBUTION OF DESIGNATED ASSETS.

              a. DESIGNATED ASSETS. The distribution arrangement described in this Section IV.B.2 shall apply to the following (collectively, the "Designated Assets"): (A) the Stock Consideration; (B) the cash, if any, actually received by Parent on account of the exercise of Assumed Options and Assumed Warrants; and (C) any portion of the Cash Distribution withheld by Parent for the Assumed Option Amount and the Assumed Warrant Amount not required to be distributed pursuant to Section IV.B.1 above.

              b. DISTRIBUTION PROCEDURES. The Designated Assets shall be distributed as follows:

                   (i) First, if the amount of the Cash Distribution is less than $1,000,000, a portion of the First Payment shall be distributed ratably among the holders of the Company Common Stock. The portion of the First Payment to be distributed to the holders of Company Common Stock shall be a number of shares with a dollar value equal to $1,000,000 minus the amount of the Cash Distribution, with the First Payment shares to be valued pursuant to
Section IV.B.5 below.

                   (ii) Second, the remaining Designated Assets shall be distributed ratably among the holders of the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock (collectively, "Company Preferred Stock"), until each such holder has respectively received the full Series A Preference Amount, Series B Preference Amount and Series C Preference Amount (each as defined in
Section IV.B.6 below) for all shares of Company Preferred Stock held by such holder. In the event that the value of the Designated Assets available for distribution under this Section IV.B.2.b(ii) is less than the amount that is required to satisfy in full all of the Preference Amounts (as defined in Section IV.B.6 below), the amount of the Designated Assets available for distribution under this Section IV.B.2.b(ii) shall be distributed ratably among the holders of the Company Preferred Stock in proportion to the Preference Amount each holder would otherwise be entitled to receive. All Stock Consideration distributed pursuant to this Section IV.B.2.b(ii) shall be valued pursuant to Section IV.B.5 below.

                   (iii) Third, any remaining Designated Assets shall be distributed ratably among the holders of the Company Common Stock and the Company Series C Preferred Stock in proportion to the number of shares of Company Common Stock held by each holder (taking into account, for purposes of calculating the amount deemed received by holders of Company Common Stock under this Section IV.B.2.b(iii)), the portion of the Cash Distribution, if any, received at any time by the holders of the Company Common Stock as well as the amount distributed to holders of the Company Common Stock pursuant

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to Section IV.B.2.b(i).  The parties intend that the Designated Assets shall be distributed under this Section IV.B.2.b(iii) so that each holder of Company Common Stock and each holder of Company Series C Preferred Stock receives an amount equal to the holder's pro rata portion (in proportion to the number of shares of Company Common Stock held or deemed held by each holder) of the sum of the Designated Assets distributed under this Section IV.B.2.b(iii) plus the portion of the Cash Distribution received at any time by the holders of Company Common Stock. For purposes of this Section IV.B.2.b(iii), each holder of the Company Series C Preferred Stock will be deemed to hold the number of shares of Company Common Stock that would have been issued to the holder had the holder converted all of his or her Company Series C Preferred Stock into Company Common Stock on the Revaluation Date (as defined in Section IV.B.2.c below).

              c. REVALUATION OF DESIGNATED ASSETS. Notwithstanding any prior distribution of the Designated Assets, as of the date on which all unexercised Assumed Options and Assumed Warrants expire (the "Revaluation Date") and prior to release to any Former Company Stockholders (as defined in
Section 5.17 of the Reorganization Agreement) of any portion of the Escrow Fund (as defined in Section 7.2(a) of the Reorganization Agreement), the Designated Assets shall be redistributed among the Former Company Stockholders in accordance with Section IV.B.2.b based on the valuation of such Designated Assets as of the Revaluation Date. Solely for purposes of the redistribution of the Designated Assets as of the Revaluation Date contemplated by this Section IV.B.2.c, the shares of Parent Common Stock included in such Designated Assets shall be valued at the average of the closing prices of Parent Common Stock on the Nasdaq National Market for the five (5) consecutive trading days ending five (5) trading days prior to the Revaluation Date. No revaluation or redistribution of any of the Designated Assets shall occur with respect to the Stock Consideration, if any, distributed by Parent after the Revaluation Date. In no event, however, shall the aggregate value of the Merger Consideration distributed to the holders of Company Preferred Stock be less than the aggregate value of the Merger Consideration distributed to the holders of the Company Common Stock and the holders of Assumed Options and Assumed Warrants.

         3. TAX ALLOCATION OF MERGER CONSIDERATION. Solely in connection with tax matters, the Merger Consideration will be allocated among the holders of Company Common Stock and Company Preferred Stock consistent with the distribution arrangements described in Section IV.B.1 and 2 above (making the assumption that none of the First Payment is paid to Parent pursuant to
Article VII of the Reorganization Agreement).

         4.   CERTIFICATES OF SECURITYHOLDER AGENT; RELEASE.

              a. CERTIFICATES. Not later than fifteen (15) days prior to the date that any of the Merger Consideration is to be delivered by Parent to the Exchange Agent pursuant to Section IV.E.2 for distribution to the Former Company Stockholders, the Securityholder Agent shall deliver to Parent a certificate (each, an "Agent Certificate")

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identifying each of the Former Company Stockholders and the portion of such
Merger Consideration, if any, that each such Former Company Stockholder is entitled to receive pursuant to Section IV.B.1 and 2 above. Parent shall be entitled to rely without investigation on the information set forth in each Agent Certificate in delivering the Merger Consideration to the Exchange Agent for distribution pursuant to Section IV.E.2 Notwithstanding anything to the contrary in the Reorganization Agreement or this Agreement and Plan of Merger, Parent shall not be obligated to deliver any portion of the Merger Consideration to the Exchange Agent unless and until the Securityholder Agent shall have delivered an Agent Certificate to Parent with respect to such portion of the Merger Consideration as required by this Section IV.B.4.a.

              b. RELEASE. The Company, for itself, each of its Subsidiaries, all Former Company Stockholders and each of their respective officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns, hereby unconditionally and forever releases and discharges Parent, each of its subsidiaries (including the Surviving Corporation), and each of their respective officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns (the "Released Parties") of and from any and all claims, causes of action, liabilities, obligations, costs and expenses of every kind and nature whatsoever, at law or in equity, whether contractual, common law, statutory, federal, state or otherwise, known or unknown, suspected or unsuspected, direct or derivative, which now exists or may exist at any time in the future based upon or relating in any manner to the distribution of the Merger Consideration pursuant to Section IV.B or any dispute with respect to the interpretation of the manner in which the Merger Consideration is to be distributed pursuant to Section IV.B. This release shall not apply to Parent's obligation to deliver the Merger Consideration to the Exchange Agent pursuant to Section IV.E.2 in accordance with the information contained in the Agent Certificates.

         5. VALUATION OF STOCK CONSIDERATION; SHARE NUMBERS. For purposes of determining the value of the shares of Parent Common Stock distributed pursuant to Section IV.B.2 (other than Section IV.B.2.c), Parent Common Stock distributed by the Exchange Agent shall be valued at the average of the closing prices of Parent Common Stock on the Nasdaq National Market for the five (5) consecutive trading days ending five (5) trading days prior to the date the Parent Common Stock is delivered by Parent to the Exchange Agent. All references to numbers of shares of Parent Common Stock in this Agreement and Plan of Merger shall be automatically adjusted to reflect any stock splits, stock dividends, stock combinations, reverse splits or similar changes in Parent Common Stock between the date of this Agreement and Plan of Merger and the dates shares of Parent Common Stock are issued pursuant to the Merger.

         6.   DEFINITIONS OF PREFERENCE AMOUNTS.

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              a.   SERIES A PREFERENCE AMOUNT.  The "Series A Preference
Amount" shall mean an amount per share for each share of the Company's Series A Preferred Stock outstanding immediately prior to the Effective Time equal to the greater of (A) the sum of $0.75 plus (1) all accrued and unpaid dividends on such share, whether or not earned or declared, immediately prior to the Effective Time, and (2) an amount equal to the amount of dividends that would have accrued on such share from the Effective Time through the Revaluation Date if the Merger had not occurred and such share had remained outstanding through the Revaluation Date, and (B) the amount that would have been payable to the holder of such share had such share and all other shares of the Company's Series A Preferred Stock and Series B Preferred Stock been converted into Company Common Stock on the Revaluation Date.

              b. SERIES B PREFERENCE AMOUNT. The "Series B Preference Amount" shall mean an amount per share for each share of the Company's Series B Preferred Stock outstanding immediately prior to the Effective Time equal to the greater of (A) the sum of $1.50 plus (1) all accrued and unpaid dividends on such share, whether or not earned or declared, immediately prior to the Effective Time, and (2) an amount equal to the amount of dividends that would have accrued on such share from the Effective Time through the Revaluation Date if the Merger had not occurred and such share had remained outstanding through the Revaluation Date, and (B) the amount that would have been payable to the holder of such share had such share and all other shares of the Company's Series A Preferred Stock and Series B Preferred Stock been converted into Company Common Stock on the Revaluation Date.

              c. SERIES C PREFERENCE AMOUNT. The "Series C Preference Amount" shall mean an amount per share for each share of the Company's Series C Preferred Stock outstanding immediately prior to the Effective Time equal to the sum of $1.75 plus (A) all accrued and unpaid dividends on such share, whether or not earned or declared, immediately prior to the Effective Time, and (B) an amount equal to the amount of dividends that would have accrued on such share from the Effective Time through the Revaluation Date if the Merger had not occurred and such share had remained outstanding through the Revaluation Date.

              d. PREFERENCE AMOUNTS. The "Preference Amounts" shall mean collectively the Series A Preference Amount, the Series B Preference Amount and the Series C Preference Amount.

         7. TREATMENT OF HOLDERS OF ASSUMED OPTIONS AND ASSUMED WARRANTS. For purposes of all distributions to the holders of the Company Common Stock pursuant to this Section IV.B, the holder of each Assumed Option and the holder of each Assumed Warrant that is timely and properly exercised after the Closing shall be treated as, and shall be entitled to receive the portion of the Merger Consideration that such holder would have received had such portion of the Assumed Option or Assumed Warrant been exercised immediately prior to
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the Effective Time and the holder been, the holder of the number of shares of the Company Common Stock that would have been issued immediately prior to the Effective Time upon exercise of the portion of the Assumed Option or Assumed Warrant that is timely and properly exercised by such holder. For example, the holder of an Assumed Option that represented the right to purchase 100 shares of the Company Common Stock immediately prior to the Closing shall, in the event the Assumed Option is timely and properly exercised after the Closing, be treated as, and shall be entitled to receive the portion of the Merger Consideration that such holder would have received had such holder been, the holder of 100 shares of the Company Common Stock immediately prior to the Closing.

         8.   CORPORATE TRANSACTIONS INVOLVING PARENT.     If after the
Effective Time Parent is acquired by merger (including by reverse triangular merger), or is a party to a consolidation, or liquidates, all references to "Parent Common Stock" in this Agreement and Plan of Merger shall thereafter mean, on a per-share basis, the amount of cash, securities and/or other property received by Parent stockholders for their (pre-transaction) Parent Common Stock in such transaction.

    C.   EFFECT ON COMPANY CAPITAL STOCK.

         1. CONVERSION OF COMPANY CAPITAL STOCK. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section IV.C.2 and any Dissenting Shares (as defined and to the extent provided in Section IV.D.1) shall be canceled and extinguished and be converted automatically into the right to receive that portion of the Merger Consideration set forth in Section IV.B, upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in
Section IV.E.

         2. CANCELLATION OF COMPANY-OWNED STOCK. Each share of Company Capital Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

         3.   STOCK OPTIONS.

              a. OPTIONS ASSUMED. At the Effective Time, each option to purchase Company Common Stock issued under the Company's 1992 Incentive Stock Option and Non-Qualified Stock Option Plan, the Company's 1993 Incentive Stock Option and Non-Qualified Stock Option Plan and/or the Company's 1995 Incentive Stock Option and Non-Qualified Stock Option Plan, each as amended through the date hereof (the "Option Plans"), or otherwise, whose holder executes the amendment required by Section 6.3(m) of the Reorganization Agreement prior to the Effective Time (each an "Assumed Option"), shall be assumed by Parent in accordance with Sections 1.8.(c)(i)(A) and (B) of the Reorganization Agreement.

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              b.   OPTIONS NOT ASSUMED.  Prior to the Effective Time, the
Company and its Board of Directors shall take all actions necessary to accelerate and terminate each option to purchase Company Common Stock whether issued under one of the Option Plans or otherwise, whose holder does not execute the amendment required by Section 6.3(m) of the Reorganization Agreement prior to the Effective Time.

         4.   WARRANTS.

              a. WARRANTS ASSUMED. At the Effective Time, each warrant to purchase Company Common Stock outstanding immediately prior to the Effective Time whose holder executes the amendment required by Section 6.3(m) of the Reorganization Agreement prior to the Effective Time (each, an "Assumed Warrant") shall be assumed by Parent in accordance with Sections 1.8(d)(i)(A) and (B) of the Reorganization Agreement.

              b. WARRANTS NOT ASSUMED. Prior to the Effective Time, the Company and its Board of Directors shall use their best efforts to cause each holder of a warrant to purchase Company Capital Stock outstanding at any time prior to the Effective Time to execute the amendment required by Section 6.3(m) of the Reorganization Agreement or to exercise the warrant in full prior to the Effective Time.

         5. CAPITAL STOCK OF MERGER SUB. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of the Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

         6. FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive, without any interest, from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices of Parent Common Stock on the Nasdaq National Market for the five (5) consecutive trading days ending five (5) trading days prior to the date the Parent Common Stock from which the holder would, but for this Section IV.C.6, otherwise be entitled to a fraction of a share is delivered by Parent to the Exchange Agent.

    D.   DISSENTING SHARES.

         1. Notwithstanding any provision of this Agreement and Plan of Merger to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Pennsylvania Law

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and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the portion of the Merger Consideration otherwise issuable with respect to such shares pursuant to Section IV.B, but the holder thereof shall only be entitled to such rights as are granted by Pennsylvania Law.

         2. Notwithstanding the provisions of Section IV.D.1, if any holder of shares of Company Capital Stock who demands appraisal of such shares under Pennsylvania Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the portion of the Merger Consideration issuable with respect to such shares pursuant to Section IV.B, without interest thereon, upon surrender of the certificate representing such shares.

         3. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Pennsylvania Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Pennsylvania Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

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    E.   SURRENDER OF CERTIFICATES.

         1. EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate, subject to the consent of the Company, which will not be unreasonably withheld or delayed, a bank or trust company with assets of not less than $500 million to act as exchange agent (the "Exchange Agent").

         2. PARENT TO PROVIDE CASH AND COMMON STOCK. Parent shall make available to the Exchange Agent (i) the Cash Distribution (other than the portion of the Cash Distribution reserved for the Assumed Option Amount and the Assumed Warrant Amount) within ten (10) business days after the Closing and (ii) the aggregate number of shares of Parent Common Stock issuable pursuant to Section IV.A.2 at the times set forth in Section IV.A.2; provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit the First Payment into an escrow account within ten (10) business days after the Closing. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive from the First Payment pursuant to Section IV.B by virtue of such holder's ownership of outstanding shares of Company Capital Stock, and assuming for the purposes of such allocation that the holders of all Assumed Options and the holders of all Assumed Warrants are the holders of the number of shares of the Company Common Stock that would have been issued had all of the Assumed Options and all of the Assumed Warrants been exercised in full immediately prior to the Effective Time (assuming that the exercise price was paid in cash).

         3. EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive the portion of the Merger Consideration issuable with respect to such shares pursuant to Section IV.B, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration issuable pursuant to Section IV.B (less the First Payment to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII of the Reorganization Agreement) as and when the Exchange Agent receives the Merger Consideration with respect to the shares of Company Capital Stock represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Subject to and in accordance with the provisions of Article VII of the Reorganization Agreement, Parent shall

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

cause to be distributed to the Escrow Agent (as defined in Article VII of the Reorganization Agreement) a certificate or certificates representing the number of shares of Parent Common Stock equal to the First Payment, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII of the Reorganization Agreement. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive in accordance with Section IV.C.1 the portion of the Merger Consideration issuable pursuant to Section IV.B (less the Escrow Amount to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII of the Reorganization Agreement) as and when the Exchange Agent receives the Merger Consideration with respect to the shares of Company Capital Stock represented by such Certificate.

         4. DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock declared or made after the date such shares are to be distributed to the holders of the Company Capital Stock and with a record date after such date will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the date such shares are to be distributed to the holders of the Company Capital Stock theretofore payable with respect to such whole shares of Parent Common Stock.

         5. TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         6.   NO LIABILITY.  Notwithstanding anything to the contrary in this
Section IV.E, none of the Exchange Agent, the Surviving Corporation or any party to this Agreement and Plan of Merger shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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

         7. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section IV.E.

         8. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, if any, as may be required to be delivered in exchange therefor pursuant to Section IV.B; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                      ARTICLE V
                                    EFFECTIVE TIME

    As used in this Agreement and Plan of Merger, the term "Effective Time" shall mean the time of confirmation by the Secretary of State of the Commonwealth of Pennsylvania of the filing of this Agreement and Plan of Merger and the officers' certificates required by Pennsylvania Law with the Secretary of State of the Commonwealth of Pennsylvania.

                                      ARTICLE VI
                                ABANDONMENT OF MERGER

    This Agreement and Plan of Merger shall be terminated and abandoned without further action by the parties hereto in the event that the Reorganization Agreement is terminated in accordance with its terms, and in such event this Agreement and Plan of Merger shall have no further force and there shall be no liability on the part of the parties hereto to each other, except to the extent otherwise provided in the Reorganization Agreement.

                                     ARTICLE VII
                                      AMENDMENT

    Subject to applicable law, this Agreement and Plan of Merger may be amended, modified or supplemented only by written agreement of Merger Sub and the Company, duly authorized by each of their respective Boards of Directors, at any time prior to the filing of the officers' certificates required by Pennsylvania Law with respect to the Merger with the Secretary of State of the Commonwealth of Pennsylvania; provided, however, that no such amendment, modification or supplement shall change the amount or the form of the consideration to be furnished to the Company shareholders in accordance with Article IV hereof.

                  [Remainder of This Page Intentionally Left Blank]

    IN WITNESS HEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

                                  AVID CORPORATION

                                  By: /s/ FORREST H. ANTHONY
                                      -------------------------------------
                                      Forrest H. Anthony, President
                                      and Chief Executive Officer


                                  By: /s/ RICHARD DRIANSKY
                                      -------------------------------------
                                      Richard Driansky, Secretary



                                  PROJECT Z CORPORATION


                                  By: /s/ M. NIXON ELLIS
                                      -------------------------------------
                                      M. Nixon Ellis, President


                                  By: /s/ CHRIS A. RALLIS
                                      -------------------------------------
                                      Chris A. Rallis, Secretary



                  [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                  EXHIBIT A

                            AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION
                                     OF
                              AVID CORPORATION


    In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended, 15Pa.C.S. Section 1911 et seq. (relating to amendment of articles of incorporation), the corporation hereby desires to amend and restate its Articles of Incorporation in their entirety as follows:

    1.  NAME. The name of the corporation is:

                          Avid Corporation

    2. ADDRESS. The address of this corporation's registered office in this Commonwealth is:

                    3401 Market Street, Suite 300
                    Philadelphia, PA 19104
                    Philadelphia County

    3. INCORPORATION. The corporation was incorporated under the Pennsylvania Business Corporation Law of 1988.

    4.  PERPETUAL EXISTENCE.  The corporation shall have perpetual existence.

    5. STOCK. The aggregate number of shares the corporation shall have the authority to issue is One Hundred (100) shares of Common Stock, par value $.01 per share.

    6. CUMULATIVE VOTING. The shareholders of the corporation shall not be entitled to cumulate votes in the election of directors.


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